As filed with the Securities and Exchange Commission on January 12, 2007

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
NBT BANCORP INC.
(Exact name of registrant as specified in its charter)

Delaware	16-1268674
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

52 South Broad Street
Norwich, New York 13815
(607) 337-2265
(Address of principal
executive offices)
________________________

NBT Bancorp Inc. 2006 Non-Executive Restricted Stock Plan
(Full title of the Plan)
________________________

Martin A. Dietrich
President and Chief Executive Officer
NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815
(607) 337-2265
(Name, address and telephone number of Agent for Service)

Copy to:
Stuart G. Stein, Esq.
Amit Saluja, Esq.
Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-8575
________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(2)	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (1)(2)
Common Stock	250,000	$24.15	$6,037,500	$646.01

(1)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, based on the average of the high and low sales price on January 10, 2007.
(2)    The Registrant is registering 250,000 shares of its common stock, par value $0.01 per share, reserved for issuance pursuant to the NBT Bancorp Inc. Non-Executive Restricted Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

NBT Bancorp Inc. (“NBT”) hereby incorporates by reference into this registration statement the following documents filed by it with the SEC:

(a)	NBT’s annual report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 15, 2006.

(b)	NBT’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006 (filed on May 9, 2006), June 30, 2006 (filed on August 9, 2006) and September 30, 2006 (filed on November 9, 2006).

(c)	NBT’s current reports on Form 8-K filed on January 1, 2006, January 25, 2006, February 14, 2006, April 25, 2006, July 25, 2006, October 24, 2006 and November 14, 2006.

(d)
The description of NBT common stock, par value $0.01 per share (“Common Stock”), contained under the heading “Description of NBT Capital Stock” in NBT’s registration statement on Form S-4 (File No. 333-66472) filed with the SEC on August 1, 2001, as amended.

In addition, all documents and reports filed by NBT subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Reference is made to the provisions of Delaware General Corporation Law (“DGCL”), Article 6 of the Bylaws of NBT and Article 12 of the Certificate of Incorporation of NBT.

NBT is a Delaware corporation subject to the applicable indemnification provisions of the DGCL. Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation, or are or were serving at the request of a corporation in such a capacity with another business organization or entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of a corporation, Section 145 provides for indemnification of expenses (including attorneys' fees) if the person seeking indemnification acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall been adjudged liable to the corporation unless, upon a determination by the Court of Chancery or the court in which such action or suit was brought, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.

NBT’s bylaws contain provisions providing that NBT shall indemnify any person who was or is a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of NBT, or is or was serving at the request of NBT as a director of another corporation, partnership, joint venture, trust, or other enterprise, to the maximum extent authorized by DGCL.

NBT’s Certificate of Incorporation provides that a director of NBT shall not be personally liable to NBT or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to NBT or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit

4.1	Certificate of Incorporation of NBT Bancorp Inc. (filed as Exhibit 3.1 to the Form 10-K of NBT Bancorp Inc., filed on March 29, 2002 and incorporated herein by reference).

4.2	By-laws of NBT Bancorp Inc. (filed as Exhibit 3.2 to the Form 10-K of NBT Bancorp Inc., filed on March 29, 2002 and incorporated herein by reference).

4.3	Specimen common stock certificate for NBT Bancorp Inc.’s common stock (filed as Exhibit 4.3 to the Form S-4 of NBT Bancorp Inc., filed on August 2, 2005 and incorporated herein by reference).

4.4
Rights Agreement, dated as of November 15, 2004, between NBT Bancorp Inc. and Registrar and Transfer Company, as Rights Agent (filed as Exhibit 4.1 to Registrant’s Form 8-K, filed on November 18, 2004 and incorporated herein by reference).

5.1	Opinion of Hogan & Hartson L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Hogan & Hartson L.L.P. (contained in Exhibit 5.1).

99.1	NBT Bancorp Inc. 2006 Non-Executive Restricted Stock Plan (incorporated by reference to Appendix A of NBT’s Definitive Proxy Statement on Form 14A filed with the SEC on March 30, 2006).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant or expenses incurred or paid by a director, officer or controlling person in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Norwich, state of New York on December 31, 2006.

NBT BANCORP INC.

By:	/s/ Martin A. Dietrich
Martin A. Dietrich
President and Chief Executive Officer

Each person whose signature appears below appoints Martin A. Dietrich or Michael J. Chewens, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution in such person’s name, place and stead, in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of December, 2006.

Signature	Title

/s/ Martin A. Dietrich	President, Chief Executive Officer and Director
Martin A. Dietrich	(Principal Executive Officer)

/s/ Michael J. Chewens	Senior Executive Vice President, Chief Financial
Michael J. Chewens	Officer and Secretary (Principal Financial
Officer and Principal Accounting Officer)

/s/ Richard Chojnowski	Director
Richard Chojnowski

/s/ Patricia T. Civil	Director
Patricia T. Civil

/s/ Daryl R. Forsythe	Director
Daryl R. Forsythe

/s/ Dr. Peter B. Gregory	Director
Dr. Peter B. Gregory

/s/ William C. Gumble	Director
William C. Gumble

/s/ Paul D. Horger	Director
Paul D. Horger

/s/ Michael H. Hutcherson	Director
Michael H. Hutcherson

/s/ Janet H. Ingraham	Director
Janet H. Ingraham

/s/ John C. Mitchell	Director
John C. Mitchell

/s/ Michael M. Murphy	Director
Michael M. Murphy

/s/ Joseph G. Nasser	Director
Joseph G. Nasser

Director
William L. Owens

/s/ Van Ness D. Robinson	Director
Van Ness D. Robinson

/s/ Joseph A. Santangelo	Director
Joseph A. Santangelo

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Certificate of Incorporation of NBT Bancorp Inc. (filed as Exhibit 3.1 to the Form 10-K of NBT Bancorp Inc., filed on March 29, 2002 and incorporated herein by reference).

4.2	By-laws of NBT Bancorp Inc. (filed as Exhibit 3.2 to the Form 10-K of NBT Bancorp Inc., filed on March 29, 2002 and incorporated herein by reference).

4.3	Specimen common stock certificate for NBT Bancorp Inc.’s common stock (filed as Exhibit 4.3 to the Form S-4 of NBT Bancorp Inc., filed on August 2, 2005 and incorporated herein by reference).

4.4
Rights Agreement, dated as of November 15, 2004, between NBT Bancorp Inc. and Registrar and Transfer Company, as Rights Agent (filed as Exhibit 4.1 to Registrant’s Form 8-K, filed on November 18, 2004 and incorporated herein by reference).

5.1	Opinion of Hogan & Hartson L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Hogan & Hartson L.L.P. (contained in Exhibit 5.1).

99.1	NBT Bancorp Inc. 2006 Non-Executive Restricted Stock Plan (incorporated by reference to Appendix A of NBT’s Definitive Proxy Statement on Form 14A filed with the SEC on March 30, 2006).